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                                                          Exhibit 23.4

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of High Voltage Engineering Corporation on Form S-4 of our report dated March 13, 1998 related to the financial statements of Stewart Warner Instrument Corporation and Subsidiary for the years ended April 30, 1996 and 1997 and for the nine-month period ended January 31, 1998, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
San Antonio, Texas

April 16, 1998




The consolidated financial statements as of and for the years ended April 30, 1996 and 1997 and as of and for the nine-month period ended January 31, 1998, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.